PRESS RELEASE

Contact:	David J. O’Connor President & Chief Executive Officer New England Bancshares, Inc. (860) 253-5200

NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

Enfield, Connecticut – May 14, 2012. New England Bancshares, Inc. (Nasdaq GM: NEBS) announced that the Company’s Board of Directors declared a cash dividend for the quarter ended March 31, 2012 of $0.03 per share. The cash dividend will be payable on June 15, 2012 to stockholders of record on May 31, 2012.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank’s products and services, please visit www.nebankct.com.